UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Presstek, Inc.

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PRESSTEK, INC.

55 Executive Drive
Hudson, New Hampshire 03051

May 3, 2004

Dear Fellow Stockholders:

      You are cordially invited to attend our Annual Meeting of Stockholders which will be held on Tuesday, June 8, 2004 at 1:00 P.M. local time, at Presstek’s corporate headquarters, 55 Executive Drive, Hudson, New Hampshire 03051.

      The Notice of Annual Meeting and Proxy Statement that follow describe the business to be conducted at the meeting.

      Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. After reading the enclosed Notice of Annual Meeting and Proxy Statement, I urge you to complete, sign, date and return your proxy card in the envelope provided. You may also complete a proxy by telephone or via the Internet in accordance with the instructions listed on the proxy card. If the address on the accompanying material is incorrect, please inform our Transfer Agent, Continental Stock Transfer & Trust Company, in writing, at 17 Battery Place South, 8th Floor, New York, NY, 10004.

      Your vote is very important, and we will appreciate a prompt return of your proxy by mail, telephone or the Internet. We hope to see you at the meeting.

Cordially,

Edward J. Marino
President and
Chief Executive Officer

Moosa E. Moosa
Vice President-Finance,
Chief Financial Officer,
Treasurer and Secretary

PRESSTEK, INC.

55 Executive Drive, Hudson, New Hampshire 03051
Telephone: 603-595-7000
Fax: 603-595-2602

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held June 8, 2004 at 1:00 P.M.

To the Stockholders of PRESSTEK, INC.:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Presstek, Inc. (the “Company” or “Presstek”) will be held on Tuesday, June 8, 2004, at 1:00 P.M. local time, at Presstek’s corporate headquarters, 55 Executive Drive, Hudson, New Hampshire, to consider and to vote upon the following proposals:

1.	To elect seven (7) Directors to serve until the next annual meeting of stockholders;

2.	To ratify the selection of BDO Seidman, LLP as the Company’s independent auditors for the fiscal year ending January 1, 2005; and

3.	To transact such other business as may properly come before the Annual Meeting of Stockholders and any adjournment or postponement thereof.

      Only stockholders of record at the close of business on April 19, 2004, are entitled to notice of, and to vote at, the Annual Meeting of Stockholders and any adjournment or postponement thereof.

By order of the Board of Directors,

Edward J. Marino
President and Chief Executive Officer

Moosa E. Moosa
Vice President-Finance,
Chief Financial Officer,
Treasurer and Secretary

May 3, 2004

PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE. YOU MAY ALSO COMPLETE A PROXY BY TELEPHONE OR VIA THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS LISTED ON THE PROXY CARD. YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE AS SET FORTH HEREIN, AND IF YOU ARE PRESENT AT THE MEETING YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT THAT TIME AND EXERCISE THE RIGHT TO VOTE YOUR SHARES PERSONALLY.

PRESSTEK, INC.

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS

To be held on Tuesday, June 8, 2004

       This proxy statement is being furnished to holders of common stock, $.01 par value per share (the “Common Stock”) of Presstek, Inc., a Delaware corporation, in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for use at the Annual Meeting of the Company’s stockholders to be held on Tuesday, June 8, 2004, at 1:00 P.M. local time, and at any adjournment or postponement thereof (the “Annual Meeting”). The Annual Meeting is to be held at the Company’s corporate headquarters, 55 Executive Drive, Hudson, New Hampshire 03051. The Company’s Annual Report to Stockholders, containing audited consolidated financial statements for the fiscal year ended January 3, 2004, is being mailed contemporaneously with this proxy statement to all stockholders entitled to notice of, and to vote at, the Annual Meeting. This proxy statement and the accompanying form of proxy were first mailed to stockholders on or about May 3, 2004.

      The purpose of the Annual Meeting is to consider and vote on the following proposals:

1.	To elect seven (7) Directors to serve until the next annual meeting of stockholders;

2.	To ratify the selection of BDO Seidman, LLP as the Company’s independent auditors for the fiscal year ending January 1, 2005; and

3.	To transact such other business as may properly come before the Annual Meeting of Stockholders and any adjournment or postponement thereof.

      The address and telephone number of the principal executive office of the Company are:

55 Executive Drive
Hudson, New Hampshire 03051
Telephone No.: (603) 595-7000

OUTSTANDING STOCK AND VOTING RIGHTS

      The Board has fixed the close of business on April 19, 2004 as the record date (the “Record Date”) for the determination of the Company’s stockholders entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, 34,375,034 shares of the Company’s Common Stock were issued and outstanding. Each share of Common Stock entitles the holder to one vote on each matter submitted to a vote at the Annual Meeting.

VOTING PROCEDURES AND REVOCABILITY OF PROXIES

      Proxies in the accompanying form, properly executed and returned to the management of the Company by mail, telephone or the Internet, and not revoked, will be voted at the Annual Meeting. Any proxy given pursuant to such solicitation may be revoked by the stockholder at any time prior to the voting of the proxy by a subsequently dated proxy, by written notice of revocation of the proxy delivered to the Secretary of the Company, or by personally withdrawing the proxy at the Annual Meeting and voting in person.

      The presence, in person or by proxy, of at least a majority of the outstanding shares of Common Stock as of the Record Date, is necessary to establish a quorum for the transaction of business at the Annual Meeting. The directors will be elected by the affirmative vote of a plurality in voting power present in person or represented by proxy and entitled to vote at the Annual Meeting. All other matters at the meeting will be decided by the affirmative vote of the holders of a majority in voting power present in person or represented by proxy and entitled to vote at the Annual Meeting. Votes will be counted and certified by one or more Inspector(s) of Election who are appointed by the Company to serve in that capacity. In accordance with

Delaware General Corporation Law, abstentions and “broker non-votes” (i.e. proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum. For purposes of determining approval of a matter presented at the Annual Meeting, abstentions will be deemed present and entitled to vote and will, therefore, have the same legal effect as a vote “against” a matter presented at the Annual Meeting. Broker non-votes will be deemed not entitled to vote on the subject matter as to which the non-vote is indicated and will, therefore, have no legal effect on the vote on that particular matter.

      The enclosed proxies will be voted in accordance with the instructions contained therein. Unless otherwise stated, all shares represented by such proxy will be voted as instructed. Proxies which are executed but which do not contain specific instructions will be voted FOR the matter in question. THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINATED DIRECTORS.

ELECTION OF DIRECTORS

      The directors of the Company are elected annually and hold office until the next annual meeting of stockholders and until a successor is elected and qualified or until the director’s earlier resignation or removal.

      The Board currently consists of eight (8) directors. The Board has nominated and recommended to the stockholders that the seven (7) persons listed below be elected to hold office until the next annual meeting of stockholders and until a successor is elected and qualified or until the director’s earlier resignation or removal. The proxies granted by stockholders will be voted for the election, as directors of the Company, of such persons listed below, unless a proxy specifies that it is not to be voted in favor of a particular nominee. Proxies cannot be voted for a greater number of persons than the number of nominees listed below. In the event any of the nominees listed below are unable to serve, it is intended that the proxy will be voted for such other nominees as are designated by the Board. Each of the persons named below has indicated to the Board that he or she will be available to serve, and the Board knows of no reason why such nominee is unwilling or unable to serve.

Name of Nominee	Age	Position

Edward J. Marino	53	President and Chief Executive Officer, Director
John W. Dreyer	66	Director
Daniel S. Ebenstein	61	Director
Dr. Lawrence Howard	51	Director
Michael D. Moffitt	64	Director
Steven N. Rappaport	55	Director
Donald C. Waite, III	62	Director

      The information below sets forth for each nominee, such person’s principal occupation during the past five years, and certain other information.

      Edward J. Marino was appointed President and Chief Executive Office of the Company in April 2002. He has been a director of the Company since November 1999. From January 2000 to April 2002, Mr. Marino was President and Chief Executive Officer of Lightning Source, Inc., an electronic publishing firm. From January 1997 to October 1999, he served as President of Danka Services International, an international provider of document management outsourcing services. From April 1990 to January 1997, he served as Vice President of U.S. Sales and Operations for the Professional Imaging division of Eastman Kodak Company.

      John W. Dreyer has been a director of the Company since February 1996. Mr. Dreyer was employed by Pitman Company (“Pitman”), one of the largest graphic arts and image suppliers in the United States, from 1965 until his retirement on December 31, 2000. Mr. Dreyer served as Pitman’s President from 1977 to 1999, and also served as its Chief Executive Officer and Chairman of the Board from 1978 until his retirement. Mr. Dreyer now serves as an industry consultant. Mr. Dreyer was also a director of Applied Graphics Technologies Inc. (“AGT”), which was a publicly traded company until October 10, 2003. AGT was subsequently purchased and went private. Mr. Dreyer resigned from AGT’s board of directors on October 10, 2003.

      Daniel S. Ebenstein has been a director of the Company since November 1999. Since 1968, Mr. Ebenstein has been practicing intellectual property law at the New York law firm of Amster, Rothstein & Ebenstein and has been a partner of that firm since 1972.

      Dr. Lawrence Howard, a founder of the Company, has been a director of the Company since November 1987 and served as Vice Chairman of the Board from November 1992 to February 1996. He served as Chief Executive Officer and Treasurer of the Company from June 1988 to June 1993; as President of the Company from June 1988 to November 1992, and Vice President of the Company from October 1987 to June 1988. Since March 1997, Dr. Howard has been a general partner of Hudson Ventures, L.P. (formerly known as Hudson Partners, L.P.), a limited partnership that is the general partner of Hudson Venture Partners, L.P., a limited partnership that is qualified as a small business investment company (“HVP”). Since March 1997, Dr. Howard has also been a managing member of Hudson Management Associates LLC, a limited liability company that provides management services to HVP. Since November of 2000, Dr. Howard has been a General Partner of Hudson Venture Partners II, and a limited partner of Hudson Venture II, L.P. From July 1995 to March 1997, Dr. Howard was President of Howard Capital Partners, Inc., an investment banking firm.

      Michael D. Moffitt has been a director of the Company since July 2000. From March 1989 to the present, Mr. Moffitt has been employed as a consultant and investment adviser. From February 2000 to July 2001, Mr. Moffitt was employed as President and Chief Operating Officer of Solar Communications, Inc., a printing and direct marketing service firm. From August 1994 to January 1999, Mr. Moffitt was employed as President and Chief Executive Officer of Century Graphics, a retail insert printing company. From March 1987 to March 1989, Mr. Moffitt was employed as Director of Information Services at Arthur D. Little, Inc. Previously, Mr. Moffitt was employed by R.R. Donnelley & Sons Company for 22 years in a variety of management roles, including Senior Vice President, Electronic Graphics Group.

      Steven N. Rappaport has been a director of the Company since November 2003. Since July 2002, Mr. Rappaport has been a partner of RZ Capital, LLC, a private investment firm that also provides administrative duties for a limited number of clients. From March 1995 to July 2002, Mr. Rappaport was Director, President and Principal of Loanet, Inc., an online real time accounting service used by brokers and institutions to support domestic and international securities borrowing and lending activities. Loanet, Inc. was acquired by Sunguard Data Systems in May 2001. From March 1992 to December 1994, Mr. Rappaport was Executive Vice President of Metallurg, Inc. and President of Metallurg’s subsidiary, Shieldalloy Corporation. He served as Director of Metallurg, Inc. from 1985 to 1998. From March 1987 to March 1992, Mr. Rappaport was Director, Executive Vice President and Secretary of Telerate, Inc., an electronic distributor of financial information. Telerate was acquired by Dow Jones over a number of years commencing in 1985 and culminating in January 1990, when it became a wholly owned subsidiary. Mr. Rappaport practiced corporate and tax law at the New York law firm of Hartman & Craven from August 1974 to March 1987. He became a partner at the firm in 1979.

      Donald C. Waite, III has been a director of the Company since July 2002. Since February 2002, Mr. Waite has been the Director of the Executives-in-Residence Program and an Adjunct Professor at Columbia Graduate School of Business. Mr. Waite was employed by McKinsey & Company, an international management consulting firm, from 1966 until his retirement in February 2002. He remains a member of the McKinsey Investment Committee and the McKinsey Advisory Council. From June 1996 to February 2002, Mr. Waite was one of the three members of McKinsey’s Office of the Managing Director, and Chairman of McKinsey’s Investment Committee and Compensation Committee. Mr. Waite is also a member of the board of directors of Guardian Life Insurance Company of America.

      The Board of Directors, on behalf of all of Presstek, wishes to note the passing of one of our Board members, John B. Evans, who died unexpectedly on March 26, 2004. We were profoundly saddened by the news of his passing and we are extremely grateful for John’s enormous contributions to Presstek over the years and grateful for the privilege of having had the opportunity to work with him. John was a great friend to Presstek and worked countless hours to improve the Company. He was an incomparable comrade and a great humanitarian. We will long remember his compassion, courage and commitment to this Company. His contributions to Presstek were too many to name, and he made each of them without seeking credit or compensation. His only motivation was the improvement of the Company, which gained from his dedication. John brought vision and leadership to Presstek’s Board along with a sense of decency and fairness. Throughout his entire tenure as a Board member, he remained committed to making Presstek a better company. John was a selfless individual, and those who knew him and benefited from his intelligence, friendship and wit will miss him.

      Mr. Richard A. Williams announced his retirement from Presstek’s Board of Directors, effective at the 2004 Annual Meeting. Mr. Williams will serve the remainder of his current term, but will not stand for reelection. Mr. Williams was one of the Company’s founders in 1987, and was Chairman of Presstek’s Board of Directors since 1998. Formerly Chief Scientific Officer of the Company, Mr. Williams has also held various other positions in the Company including Chief Executive Officer. Mr. Williams is responsible for Presstek’s growth into one of the world’s leading providers of digital laser imaging. His work, together with that of his exceptional research and development team, has resulted in an extensive portfolio of patents, which are the foundation for our groundbreaking products. He is a recipient of the Rochester Institute of Technology’s Cary Award for having demonstrated technological innovation, adherence to the highest standards of quality, and meaningful advancement of the graphic arts and related industries.

COMPENSATION OF DIRECTORS

      The Company’s compensation arrangement for non-employee directors provides that, in addition to reimbursement of applicable expenses, each non-employee director of the Company, in his or her capacity as such, will receive:

1.	A $10,000 retainer paid annually on the first day of July.

2.	Compensation for attendance at meetings in the amount of (i) $1,000 for attendance at each in-person meeting of the Board, (ii) $500 for attendance at each telephonic meeting of the Board, and (iii) $500 for attendance at each meeting of a committee of the Board. Compensation for meeting attendance is to be paid to non-employee directors on a quarterly basis.

3.	Upon joining the Board, each new non-employee director will be granted an option to purchase 25,000 shares of the Company’s Common Stock at an exercise price per share equal to the closing price of the Common Stock on the date the option was granted. These options will be fully exercisable on the first anniversary of the date of grant. On January 8, 2003, each non-employee director then in office was granted a one-time option to purchase that number of shares of Common Stock that, when taken together with the option granted to such non-employee director upon joining the Board, will total 25,000 shares.

4.	Each year on the first business day of July, each non-employee director who remains on the Board will be granted an option to purchase 7,500 shares of Common Stock at an exercise price per share equal to the closing price of the Common Stock on that date. These options will be fully exercisable on the first anniversary of the date of grant.

      Under the Company’s previous compensation arrangement, non-employee directors received an initial option grant to purchase 5,000 shares of Common Stock upon joining the Board, and an option to purchase 2,500 shares of Common Stock granted on the first business day of January of each year, each such option being fully exercisable upon the first anniversary of the grant date thereof. No cash compensation, other than reimbursement of expenses, was provided.

      Under the revised compensation plan, each non-employee director of the Company then in office received an annual retainer of $10,000 in July of 2002. Upon joining the Board on January 8, 2003, Ms. Pellow received a retainer of $5,000. Each non-employee director was also paid all fees related to their attendance and or participation at Board or committee meetings during the third and fourth fiscal quarters of fiscal 2002. Additionally, on August 26, 2002, each non-employee director of the Company, who was serving in such position on January 1, 2002, was granted a one-time additional option to purchase that number of shares of Common Stock necessary to provide the non-employee director with an aggregate annual option grant of 7,500 shares of Common Stock.

      Effective December 1993, the Company adopted the Non-Employee Director Stock Option Plan (the “Director Plan”). Only non-employee directors of the Company (other than Dr. Lawrence Howard) are eligible to receive grants under the Director Plan. The Director Plan provides that eligible directors automatically receive an initial grant of a non-qualified option to purchase 5,000 shares of Common Stock at an exercise price equal to the closing price of the Company’s Common Stock on the day that they are elected to the Board of Directors and, thereafter, an annual grant, on the first business day of January of each year, of a non-qualified option to purchase 2,500 shares of Common Stock at an exercise price equal to the closing price of the Company’s Common Stock on that day. The Director Plan terminated on December 31, 2003, and accordingly no new options may be granted thereunder.

      Directors of the Company are generally eligible to be granted stock options or stock-based awards under the Company’s 1998 Stock Incentive Plan (the “1998 Plan”) and 2003 Stock Option and Incentive Plan (the “2003 Plan”) to the extent permitted by the plans. The Board or the Compensation Committee also has discretion to determine the number of shares subject to each incentive stock option (“ISO”), the exercise price and other terms and conditions thereof, but their discretion as to the exercise price, the term of each ISO and the number of ISOs that may vest in any year is limited by the Internal Revenue Code of 1986, as amended (the “Code”). The 1998 Plan provides for the grant of any or all of the following types of awards: (i) stock options, (ii) restricted stock, (iii) deferred stock, and (iv) other stock-based awards. Awards may be granted singly, in combination, or in tandem, as determined by the administrators of the 1998 Plan. The 2003 Plan provides for the grant of any or all of the following types of awards: (i) stock options, (ii) stock issuances and (iii) other equity interests in the Company. Awards may be granted singly, in contribution, or in tandem, as determined by the administrator of the 2003 Plan.

      The following table sets forth the cash compensation paid and options to purchase Common Stock granted to the Company’s non-employee directors, in their capacity as such, during the year ended January 3, 2004:

Director	Compensation	Stock Options

Richard A. Williams	$15,000	—
John W. Dreyer	17,000	22,500
Daniel S. Ebenstein	16,500	22,500
John B. Evans	20,500	22,500
Dr. Lawrence Howard	22,000	20,000
Michael D. Moffitt	17,000	22,500
Barbara A. Pellow	20,000	25,000
Steven N. Rappaport	—	25,000
Donald C. Waite, III	21,500	2,500

      See also “Certain Relationships and Related Transactions.”

BOARD OF DIRECTORS’ MEETINGS AND COMMITTEES

      During the fiscal year ended January 3, 2004, the Board of Directors held eight (8) meetings and the Board took action by unanimous written consent in lieu of a meeting one (1) time. During the fiscal year ended January 3, 2004, each of the Company’s directors attended at least seventy-five percent of the aggregate of: (1) the total number of meetings of the Board of Directors; and (2) the total number of meetings of all committees on which they served.

      The Company has a Nominating and Corporate Governance Committee of the Board, which was comprised of Messrs. Evans and Waite until Mr. Evan’s death on March 26, 2004. The Nominating and Corporate Governance Committee is currently comprised of Mr. Waite. The Nominating and Corporate Governance Committee held no meeting(s) during the fiscal year ended January 3, 2004. The Board has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on the Company’s Web site at http://www.presstek.com.

      The Nominating Committee and Corporate Governance Committee makes recommendations to the Board regarding the size and composition of the Board. The Nominating Committee and Corporate Governance Committee is responsible for reviewing with the Board from time to time the appropriate skills and characteristics required of Board members in the context of the current size and make-up of the Board. This assessment includes issues of diversity in numerous factors such as age; understanding of and achievements in manufacturing, technology, finance and marketing; and international experience and culture. These factors, and any other qualifications considered useful by the Committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of the Nominating Committee and Corporate Governance Committee and of the Board may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective Board members. Therefore, while focused on the achievement and the ability of potential candidates to make a positive contribution with respect to such factors, the Nominating Committee and Corporate Governance Committee has not established any specific minimum criteria or qualifications that a nominee must possess. The Nominating Committee establishes procedures for the nomination process, recommends candidates for election to the Board and also reviews the functions of the Company’s senior executives and recommends any necessary changes.

      Consideration of new Board nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. In general, candidates for nomination to the Board are suggested by Board members or by employees. With regard to the Company’s newest director, Mr. Rappaport was initially suggested as a candidate by Dr. Howard. In 2003, Presstek did not employ a search firm or pay fees to other third parties in connection with seeking or evaluating Board nominee candidates. The Nominating Committee and Corporate Governance Committee will consider candidates proposed by stockholders, and has from time to time received unsolicited candidate proposals from stockholders. The Committee evaluates candidates proposed by stockholders using the same criteria as for other candidates. A stockholder seeking to recommend a prospective nominee for the Nominating Committee and Corporate Governance Committee’s consideration should submit the candidate’s name and qualifications to the Company’s Secretary, Moosa E. Moosa, via e-mail at corporatecounsel@presstek.com, by fax to (603)-595-2602 or by mail to 55 Executive Drive, Hudson, NH 03051, Corporate Secretary, Presstek, Inc., 55 Executive Drive, Hudson, New Hampshire 03051.

      The Company has a Compensation Committee of the Board, which is currently comprised of Messrs. Dreyer and Howard. The Compensation Committee held no meeting(s) during the fiscal year ended January 3, 2004, but took action by unanimous written consent in lieu of a meeting forty-six (46) times. The Board has adopted a written charter for the Compensation Committee, which is available on the Company’s Web site at http://www.presstek.com.

      The Company has an Audit Committee of the Board, which supervises the audit and financial procedures of the Company and is directly responsible for the appointment, compensation, retention and oversight of the outside auditors. The Audit Committee is currently comprised of Dr. Howard and Messrs. Rappaport and Waite. The Audit Committee held six (6) meetings during the fiscal year ended January 3, 2004, and took no action by unanimous written consent in lieu of a meeting. The Audit Committee operates under a written charter adopted by the Board, which is attached to this Proxy Statement as Appendix A and is also available on the Company’s Web site at http://www.presstek.com. Specifically, the Audit Committee, among other things, (i) reviews and discusses with management and the independent auditors the adequacy and effectiveness of the accounting and financial controls of the Company, (ii) selects and evaluates the performance of the Company’s independent auditors, (iii) reviews and discusses with management and the independent auditors the results of the year-end audit of the Company, and (iv) reviews and discusses with management and the independent auditors the accounting policies of the Company and the Company’s compliance with legal and regulatory requirements.

BOARD OF DIRECTORS AND COMMITTEE INDEPENDENCE

      If the persons nominated and recommended to the stockholders are elected, the Board of Directors will consist of 7 directors, 4 of whom will be independent directors under the standards of the Nasdaq Stock Market. For a director to be considered independent, the Board of Directors must determine that the director does not have any relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In assessing its independence, the Board of Directors follows the criteria of the Nasdaq Stock Market. The Board of Directors has determined that the following 4 directors satisfy the Nasdaq Stock Market independence requirements: Messrs. Dreyer, Rappaport and Waite and Dr. Howard. In making its determination with regards to Dr. Howard, the Board considered the fact that, as previously disclosed, Dr. Howard’s father had entered into an agreement with the Company in connection with his separation from the Company in December 2000 that provided for fixed payments through December 2003. The Board determined that, because the payments were non-discretionary in nature, Dr. Howard should not be precluded from being considered independent under the new Nasdaq Stock Market director independence rules.

      All members of the Nominating and Corporate Governance, Compensation and Audit committees must, subject to limited exceptions, be independent directors. Members of the Audit Committee must also satisfy an additional independence requirement of the Securities and Exchange Commission. None of the members of the Audit Committee is an officer or employee of the Company, and the Board of Directors has determined that each is an “independent director” of the Company (as defined in Rule 4200(a)(15) of the listing standards of The Nasdaq Stock Market, Inc. as currently in effect). The Board of Directors has determined that all members of the Audit Committee satisfy the Nasdaq independence requirements and the relevant SEC independence requirements. In addition, the Board of Directors has determined that Mr. Rappaport is an “audit committee financial expert” as defined by SEC rules. The Board of Directors has also determined that all members of the Nominating and Corporate Governance and Compensation committees satisfy the Nasdaq independence requirements.

COMMUNICATIONS WITH THE BOARD

      The Company provides a process for stockholders to send communications to the Board. Information regarding stockholder communications with the Board can be found on the Company’s Web site at http://www.presstek.com.

COMPENSATION COMMITTEE INTERLOCKS AND

INSIDER PARTICIPATION

      The Company has a Compensation Committee of the Board, which is currently comprised of Messrs. Dreyer and Howard. Decisions as to compensation for the fiscal year ended January 3, 2004 for the Company’s executive officers were made by both the Board and the Compensation Committee. Mr. Marino, in his capacity as a director, participated in the Board’s deliberations concerning compensation of executive officers for the Company’s fiscal year ended January 3, 2004. During the fiscal year ended January 3, 2004, none of the executive officers of the Company has served on the board of directors or the compensation committee of any other entity, any of which entity’s officers has served on the Compensation Committee or Board of the Company.

      Mr. Dreyer, who has been a director of the Company since February 1996, was Chairman of the Board and Chief Executive Officer of Pitman from 1978 until his retirement on December 31, 2000. During the fiscal year ended January 3, 2004, the Company recorded sales of equipment and consumables to Pitman of $15.1 million, and had accounts receivable from Pitman of $1.9 million at January 3, 2004. Mr. Dreyer also serves as a consultant to KPG, the parent-company of TSI. Presstek has material agreements with both KPG and TSI relating to the distribution of product and the provision of product services. During the fiscal year ended January 3, 2004, the Company recorded sales of equipment and consumables to KPG of $3.7 million, and had accounts receivable from KPG of $1.3 million at January 3, 2004. Mr. Dreyer is currently a member of the Compensation Committee of the Board and has served on the Compensation Committee since April 1998.

      Mr. Ebenstein, who has been a director of the Company since November 1999, was a member of the Compensation Committee from March 2001 to February 2003. Mr. Ebenstein is a partner of the law firm of Amster, Rothstein & Ebenstein, and shares in the profits of that firm. During the fiscal year ended January 3, 2004, the Company made payments to the law firm of Amster, Rothstein & Ebenstein for legal fees and expenses amounting to $94,150, which were incurred while representing the Company on various intellectual property matters.

      Dr. Howard, a founder of the company, has been a director of the Company since November 1987 and a member of the Compensation Committee since February 2003. Dr. Howard is a founder and former executive officer of the Company. As noted above, Dr. Howard’s father was previously associated with the Company.

EXECUTIVE OFFICERS

      Executive officers serve at the discretion of the Board and serve until their successors have been duly elected and qualified or until their earlier resignation or removal. The current executive officers of the Company are:

Name	Age	Position(s)

Edward J. Marino	53	President, Chief Executive Officer, Director
Moosa E. Moosa	46	Vice President-Finance, Chief Financial Officer, Treasurer and Secretary
Diane L. Bourque	50	Vice President, Controller and Assistant Secretary

      Information for Mr. Marino can be found under “Election of Directors.”

      Moosa E. Moosa has been Vice President-Finance and Chief Financial Officer of the Company since March 2002. He was appointed Treasurer and Secretary of the Company in June 2002. From October 2000 to June 2001, Mr. Moosa was Executive Vice President, Chief Financial Officer and Treasurer at Rebar, LLC, a group of technology-based companies.

      From July 1996 to September 2000, Mr. Moosa served as Vice President-Finance, Treasurer and Chief Financial Officer, as well as Vice President Mergers and Acquisitions and Investor Relations, at Chemfab Corporation, a NYSE multinational manufacturer of PTFE composites, engineered products and materials systems for specialized applications. From July 1992 to July 1996, Mr. Moosa served as Vice President-Finance and Chief Financial Officer at Freudenberg Nonwovens LP, a limited partnership that is engaged in the manufacture of nonwovens. Prior to July 1992, Mr. Moosa was employed by KPMG in their offices in Boston, Massachusetts; Johannesburg and Durban, South Africa.

      Diane L. Bourque has been Controller of the Company since October 1994. She became a Vice President of the Company in January 2002 and Assistant Secretary of the Company in March 2000. She served as Interim Chief Financial Officer from January 2002 until March 2002. From March 1992 until November 1994, Ms. Bourque was Cost Accounting Manager for the Company. Beginning in November 1991 and until her hiring in March of 1992, she served as a consultant to the Company. From 1987 until 1991, Ms. Bourque was Finance Manager at Ekco Group Inc., a manufacturer of consumer goods. Prior to 1987, Ms. Bourque held various financial positions at Digital Equipment Corp., a computer manufacturing company, and Centronics Data Computer Corporation, a manufacturer of printers.

      In addition, the Company employs a number of individuals who are not executive officers but who are expected to make significant contributions to our business. The backgrounds of these individuals are described in more detail below.

      Peter A. Bouchard has been the General Manager of Presstek’s On-Press Business Unit since January 2003. As general manager, Mr. Bouchard has full responsibility for Presstek’s on-press business, and directs sales, marketing, new product development and new business development for Presstek’s on-press products. Mr. Bouchard also manages partner relationships for the Company with Heidelberger Druckmaschinen AG, Koenig & Bauer, AG and Ryobi Limited. Mr. Bouchard has been with the Company since 1997 and has held the positions of World-Wide Sales Manager and General Manager of Strategic Alliances. Prior to joining Presstek, Mr. Bouchard was employed as a product manager for thermal film products at Polaroid Graphics. Additionally, he spent two years in Germany managing the development and launch of a joint development project with Linotype-Hell.

      Stephen G. Degon joined Presstek in April of 1997 and has been Presstek’s Vice-President of Manufacturing since June of 2002. Mr. Degon is responsible for the manufacturing of Presstek’s family of chemistry-free plates, as well as the Company’s Computer-to-Plate (CTP) and Direct Imaging (DI) Press offerings. Mr. Degon also manages facilities, procurement and engineering for the Company, and is responsible for ensuring manufacturing quality. Prior to joining Presstek, Mr. Degon spent 27 years at Polaroid in a variety of management positions in engineering, manufacturing, and manufacturing strategy. Mr. Degon served as an Industry Advisory Board Member and past chairman of the Web Handling Research Center at Oklahoma State University until 2003.

      Eugene L. Langlais, III has been the Vice President Research and Development at Presstek since May 2002. From March 2000 until May 2002, he was Vice President Medial Products Research and Development for the Company. Prior to that, Mr. Langlais was Director of Technology, a position he held since joining the Company in January 1999. Mr. Langlais is a surface chemist. As Vice President of Research and Development, Mr. Langlais is responsible for the research and development of Presstek products. Mr. Langlais has over 35 years of experience in leading product development and manufacturing teams in the graphics arts industry. Prior to joining Presstek, Mr. Langlais led the R&D operations at Durolith, NAPP Systems, Sage Technology, and Polaroid Graphics Imaging.

      David P. Ventola has been the General Manager of Presstek’s Off-Press Business Unit since May 2002. As general manager, Mr. Ventola has full responsibility for Presstek’s off-press Computer-to-Plate (CTP) business, and directs sales, marketing, new product development and new business development for Presstek’s off-press products. Mr. Ventola has been with Presstek since 1996 and has held the positions of Director of Partner Relations, Marketing Program Manager and Consumables Manufacturing Manager. Prior to joining Presstek, Mr. Ventola held various product development and manufacturing positions at Polaroid within the Graphics Arts and Instant Film divisions.

EXECUTIVE COMPENSATION

      The following table sets forth certain information with respect to the annual and long-term compensation paid by the Company for the last three (3) fiscal years to the Company’s chief executive officer and to the only other officers of the Company designated as executive officers as of January 3, 2004 whose salaries exceeded $100,000 (collectively, the “Named Executives”). In addition, the following table also sets forth certain information with respect to the annual and long-term compensation paid by the Company for the last three (3) fiscal years to Messrs. Bouchard, Ventola and Degon, who, while not designated by the Board as executive officers, are expected to make significant contributions to the Company’s business.

Summary Compensation Table

						Long-Term
						Compensation
		Annual				Awards
		Compensation(1)
Name and	Fiscal				Other Annual	Securities		All Other
Principal Position	Year	Salary($)	Bonus($)		Compensation($)(2)	Underlying Options		Compensation($)(3)

Edward J. Marino	2003	$348,504	$52,500	(4)	$17,252	—		—
President and Chief	2002	241,751	52,500	(4)	12,987	502,500		$63,508 (5)
Executive Officer
Moosa E. Moosa	2003	$197,937	$45,000	(4)	$17,230	60,000	(6)
Vice President, Finance,	2002	160,271	40,000	(4)	13,483	115,000
Chief Financial Officer,
Treasurer and Secretary
Diane L. Bourque	2003	$119,484	$10,760	(4)	$2,789	5,100	(7)
Vice President, Assistant	2002	116,497			2,471	26,100	(7)
Secretary and Controller	2001	111,418			2,336
Stephen G. Degon	2003	$154,494	$12,440	(4)	$4,266	6,600	(7)
Vice President —	2002	149,698			3,441	7,800	(7)
Manufacturing	2001	148,834			3,430
Peter A. Bouchard	2003	$151,608	$14,001	(4)	$482	4,600	(7)
General Manager —	2002	146,230			8,357	10,000	(7)
On-Press Business Unit	2001	133,282			8,829
David P. Ventola	2003	$143,853	$14,001	(4)	$3,085	5,300	(7)
General Manager —	2002	108,012			2,163	10,400	(7)
Off-Press Business Unit	2001	97,886			1,946

(1)	Except as where otherwise specified, the compensation described in this table does not include medical or group life insurance or other benefits received by the Named Executives which are available generally to all salaried employees of the Company and certain prerequisites and other personal benefits, securities or property received by the Named Executives which do not exceed the lesser of $50,000 or 10% of any such officer’s salary and bonus disclosed in this table.

(2)	This amount includes: a 401(k) retirement plan contribution match by the Company; life insurance policy premiums paid by the Company for the benefit of the officers; and automobile allowances for the officers.

(3)	The Company did not make any restricted stock awards, grant any stock appreciate rights, or make any long-term incentive payouts during fiscal years 2003, 2002 and 2001 to the Named Executives, or to Messrs. Bouchard, Ventola and Degon.

(4)	This amount represents bonus compensation that was earned in connection with meeting certain Company objectives at the end of each fiscal year, but subsequently paid in the following year. In the case of Ms. Bourque, and Messrs. Bouchard, Ventola and Degon, $5,760, $9,001, $9,001 and $7,440 respectively, represents bonuses earned in 2002, not previously reported.

(5)	This amount represents payment of Mr. Marino’s relocation expenses.

(6)	Mr. Moosa was awarded this grant as a condition of his employment agreement with the Company, which was renewed in December 2003.

(7)	In fiscal year 2003, Ms. Bourque and Messrs. Bouchard, Ventola and Degon were granted options to purchase 5,100, 4,600, 5,300 and 6,600 shares of the Company’s Common Stock, respectively, as bonus compensation that was earned in connection with meeting certain Company objectives in the prior fiscal year. The grants for Ms. Bourque and Messrs. Bouchard and Ventola were reflected in the prior fiscal year.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

      The Company has entered into employment agreements with Messrs. Marino and Moosa. Since April 2002, Mr. Marino has served as the Company’s President and Chief Executive Officer. Mr. Moosa has served as the Company’s Vice President-Finance and Chief Financial Officer since March 2002, as well as Treasurer and Secretary of the Company since June 2002. The Company has also entered into a Retirement Agreement with Mr. Williams. Mr. Williams served as the Company’s Chief Scientific Officer until his retirement from that position in January 2003.

      The Company entered into an Employment Agreement with Mr. Marino dated November 19, 2003 (the “Marino Agreement”) to replace Mr. Marino’s previous Employment Agreement dated April 3, 2002. Under the terms of the Marino Agreement, in addition to other benefits, Mr. Marino’s annual salary was set at $350,000. Mr. Marino’s annual salary is to be reviewed no less than annually by the Board. Under the Marino Agreement, Mr. Marino may also receive an annual cash bonus of up to 30% of his then-current base salary, based on his contribution to the accomplishment of key annual corporate objectives. The Marino Agreement is for an initial term of three years, which ends on the day preceding the third anniversary of the start date. Beginning on the third anniversary of the start date and on each annual anniversary thereafter, the Marino Agreement automatically renews for an additional one-year term, unless either party gives notice at least 180 days prior to such anniversary date that they do not concur with the automatic renewal or unless earlier terminated. Mr. Marino’s start date was under the Marino Agreement was November 19, 2003.

      Subject to applicable eligibility requirements, Mr. Marino entitled to participate in any plan or arrangement relating to employee benefits that may be adopted or offered by the Company from time to time. In addition, Mr. Marino is entitled to the use of a Company automobile or a car allowance.

      Should the Board choose to terminate Mr. Marino’s employment without “cause” (as defined in the Marino Agreement), or if the Board does not concur with the automatic renewal of the “term” (as defined in the Marino Agreement), then Mr. Marino is to receive a one-time cash payment equal to his then current salary for the remainder of the term plus his then-effective annual salary for one (1) full year, and Mr. Marino is entitled to receive all then-existing retirement or employee benefits for the remainder of the term; provided, however, if Mr. Marino’s employment is terminated involuntarily without “cause” or voluntarily for “good reason” (as defined in the Marino Agreement) in connection with or within 1 1/2 years following a “change of control” (as defined in the Marino Agreement), then Mr. Marino is to receive a one-time severance payment equal to three (3) times the average of his annual compensation payable by the Company to him over the 5 most recent taxable years of his employment with the Company, less one dollar. The Marino Agreement, however, specifically prohibits Mr. Marino from receiving any payment that would be considered a “Parachute Payment” within the meaning of Section 280G(b)(2) of the Code or as determined by a nationally recognized accounting firm selected by the Board. Should the Board choose to terminate Mr. Marino’s employment for “cause” (as defined the Marino Agreement), Mr. Marino is not entitled to any further compensation.

      The Company entered into an Employment Agreement with Mr. Moosa dated December 31, 2003 (the “Moosa Agreement”) to replace Mr. Moosa’s previous Employment Agreement dated June 28, 2002. Under the terms of the Moosa Agreement, in addition to other benefits, Mr. Moosa’s annual salary was set at $225,000. Mr. Moosa’s annual salary is to be reviewed no less than annually by the Board. Under the Moosa Agreement, Mr. Moosa may also receive an annual cash bonus of up to 40% of his then-current base salary, based on his contribution to the accomplishment of key annual corporate objectives. The Moosa Agreement is for an initial term of three years, which ends on the day preceding the third anniversary of the start date. Beginning on the third anniversary of the start date and on each annual anniversary thereafter, the Moosa Agreement automatically renews for an additional one-year term, unless either party gives notice at least 90 days prior to such anniversary date that they do not concur with the automatic renewal or unless earlier terminated. Mr. Moosa’s start date under the Moosa Agreement was December 31, 2003.

      Pursuant to the Moosa Agreement, on December 31, 2003, Mr. Moosa was granted a stock option to purchase 60,000 shares of Common Stock. Twenty five percent (25%) of the shares granted under this option become exercisable on each annual anniversary of the date of grant, beginning December 31, 2004, until fully vested. Subject to applicable eligibility requirements, Mr. Moosa is also entitled to participate in any plan or arrangement relating to employee benefits that may be adopted or offered by the Company from time to time. In addition, Mr. Moosa is entitled to the use of a Company automobile or a car allowance.

      If Mr. Moosa’s employment is terminated by the Company without “cause” or if the Board does not concur within the automatic renewal of the “term” (as defined in the Moosa Agreement), then Mr. Moosa is to receive a then-effective annual salary for one (1) full year, and Mr. Moosa is entitled to receive all then-existing retirement or employee benefits for the remainder of the term; provided, however, if Mr. Moosa’s employment is terminated involuntarily without “cause” or voluntarily for “good reason” (as defined in the Moosa Agreement) in connection with or within 1 1/2 years following a “change of control” (as defined in the Moosa Agreement), then Mr. Moosa is to receive a one-time severance payment equal to three (3) times the average of his annual compensation payable by the Company to him over the five (5) most recent taxable years of his employment with the Company, less one dollar. The Moosa Agreement, however, specifically prohibits Mr. Moosa from receiving any payment that would be considered a “Parachute Payment” within the meaning of Section 280G(b)(2) of the Code or as determined by a nationally recognized accounting firm selected by the Board. Should the Board choose to terminate Mr. Moosa’s employment for “cause” (as defined in the Moosa Agreement), Mr. Moosa is not entitled to any further compensation or other benefits.

      The Company entered into a Retirement Agreement with Mr. Williams dated as of January 7, 2003 (the “Williams Agreement”). Pursuant to the Williams Agreement, Mr. Williams agreed that, effective January 8, 2003 (the “Retirement Date”), he would retire and resign from (a) his employment with the Company, its affiliates and subsidiaries; (b) his officer position as Chief Scientific Officer of the Company and any other officer positions that he may hold with the Company its affiliates and subsidiaries; and (c) all duties associated with such positions and status. As stated above, Mr. Williams announced his retirement from Presstek’s Board of Directors, effective at the 2004 Annual Meeting.

      Under the terms of the Williams Agreement, in addition to other benefits, Mr. Williams is to receive a severance payment equal to $200,000 in 2003 and $100,000 in 2004, payable biweekly, until December 2004. In accordance with the Consolidated Omnibus Budget Reconciliation Act of 1984 (“COBRA”), the Company agreed that if Mr. Williams elected to continue his medical insurance coverage in accordance with COBRA, the Company would pay Mr. Williams’ COBRA premiums for two-person coverage from the Retirement Date for the shorter period of eighteen (18) months or until Mr. Williams becomes covered under another group medical insurance plan. The Company agreed to fully accelerate the vesting of the non-qualified option granted to Mr. Williams pursuant to an option agreement dated February 25, 2002. All other stock options held by Mr. Williams as of the Retirement Date were already fully vested. Additionally, the Company agreed to extend the time period within which Mr. Williams could exercise each of his stock options, outstanding as of the Retirement Date, until the last date of the respective terms of each such stock option. The Company agreed that Mr. Williams could continue to use the Company-leased automobile which he had use of prior to his retirement, and that the Company would continue to pay the lease and insurance payments for the remainder of the current term of the lease.

      Also in accordance with the Williams Agreement, from the Retirement Date until January 8, 2005 (the “Protected Period”), Mr. Williams agreed that he would not engage in any business of other commercial activity that is or may be competitive with the products and services being designed, conceived, marketed, distributed or developed by the Company as of the Retirement Date or at any time during the Protected

Period. Also, during the same period, Mr. Williams Agreed that he would not directly or indirectly (1) divert or take away or attempt to divert or take away any of the Company’s customers or business and/or (2) solicit or attempt to solicit, with the purpose or effect of engaging in competition with the Company, any of the Company’s customers or business in existence as of the Retirement Date. Mr. Williams further agreed that he would not at any time reveal or disclose to any person or entity any of the trade secrets or confidential business information of the Company. Under the terms of the Williams Agreement, Mr. Williams assigned to the Company any and all right or interest he may have obtained or may obtain in any designs, trade secrets, inventions, or other sensitive information that were related to or arise out of his employment with the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Mr. Ebenstein, who has been a director of the Company since November 1999, is a partner of the law firm of Amster, Rothstein & Ebenstein and shares in the profits of that firm. During the fiscal year ended January 3, 2004, the Company made payments to the law firm of Amster, Rothstein & Ebenstein for legal fees and expenses amounting to $94,150 that were incurred while representing the Company on various intellectual property matters. Mr. Ebenstein served as a member of the Compensation Committee of the Board from March 2001 until June 2003.

      In February 2003, the Board authorized a consulting arrangement between Mr. Evans and the Company whereby Mr. Evans would provide consulting services related to business technology infrastructure during the calendar year 2003 at a rate of $200 per hour. The total amount paid to Mr. Evans during the calendar year 2003 was $23,761.

      In December 2000, Dr. Howard’s father entered into an agreement with the Company in connection with his separation from the Company that provided for fixed monthly payments of $12,000 through December 2003.

      See also “Employment Agreements and Termination of Employment Arrangements” above.

OPTIONS AND STOCK PLANS

      The following table provides information with respect to individual stock options granted during the fiscal year ended January 3, 2004 to the Named Executives and Messrs. Bouchard, Ventola and Degon:

Option Grants in Last Fiscal Year

			Individual Grants			Potential Realizable Value
						at Assumed Annual Rates
			% of Total			of Stock Price
	Shares		Options			Appreciation for Option
	Underlying		Granted to	Exercise		Term(1)
	Options		Employees in	Price	Expiration
Name	Granted(#)		Fiscal Year(2)	($/sh)	Date	5%($)	10%($)

Moosa E. Moosa	60,000	(3)	22.178%	$7.21	12/31/13	$273,528	$691,788
Diane L. Bourque	5,100	(4)	1.885	5.05	2/20/13	13,622	36,946
Stephen G. Degon	6,600	(4)	2.440	5.05	2/20/13	17,629	47,812
Peter A. Bouchard	4,600	(4)	1.700	5.05	2/20/13	12,287	33,324
David P. Ventola	5,300	(4)	1.959	5.05	2/20/13	14,156	38,395

(1)	The potential realizable value columns of the table illustrate values that might be realized upon exercise of the options immediately prior to their expiration, assuming the Company’s Common Stock appreciates at the compounded rates specified over the term of the options. These numbers do not take into account provisions of certain options providing for termination of the option following termination of employment or non-transferability of the options and do not make any provision for taxes associated with exercise. Because actual gains will depend upon, among other things, future performance of the Company’s Common Stock, there can be no assurance that the amounts reflected in this table will be achieved.

(2)	The percentage has been calculated based upon total options granted to employees in the fiscal year ending January 3, 2004 under all of the Company’s stock option plans.

(3)	These options become exercisable in four equal installments of 25% commencing one year from date of grant and expire ten years from date of grant.

(4)	These options become 100% exercisable commencing one year from date of grant and expire ten years from date of grant.

      The following table sets forth information concerning the value of unexercised stock options held by the Named Executives and Messrs. Bouchard, Ventola and Degon as of January 3, 2004 and the options exercised by the Named Executives and Messrs. Bouchard, Ventola and Degon during the fiscal year ended January 3, 2004.

Aggregated Option Exercises for Fiscal Year-Ended January 3, 2004

and Fiscal Year-End Option Values

			Number of
			Securities Underlying		Value of Unexercised
			Unexercised Options		In-the-Money Options
			at January 3, 2004		at January 3, 2004(2)
	Shares Acquired	Value
Name	on Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Edward J. Marino	—	$—	270,000	250,000	$524,900	$515,000
Moosa E. Moosa	—	—	35,000	140,000	44,875	87,925
Diane L. Bourque	—	—	42,450	20,850	12,036	34,454
Stephen G. Degon	—	—	31,950	12,450	6,081	20,576
Peter A. Bouchard	—	—	17,350	8,650	3,827	14,314
David P. Ventola	—	—	25,175	9,125	3,711	15,659

(1)	Value realized represents the positive spread between the exercise price of such options and the market value of the Company’s Common Stock on date of exercise, multiplied by the numbers of shares underlying the options exercised.

(2)	Year-end values for unexercised in-the-money options represent the positive spread between the exercise price of such options and the fair market value of the Common Stock on January 2, 2004, the last trading day prior to the fiscal year end of January 3, 2004 ($7.29 per share as quoted on the Nasdaq National Market) multiplied by the number of shares underlying the option.

EQUITY COMPENSATION PLAN INFORMATION

      The following table provides information as of January 3, 2004, with respect to shares of the Company’s Common Stock that may be issued under the Company’s existing equity compensation plans, including the Company’s 1988 Stock Option Plan (the “1988 Plan”), 1991 Plan, 1994 Plan, 1997 Plan, 1998 Plan, 2003 Plan, Director Plan and 2002 Employee Stock Purchase Plan (the “ESPP”). Except for the 1997 Plan, each of the foregoing equity compensation plans have been approved by the stockholders of the Company.

			Number of securities
	Number of securities	Weighted-average	remaining available for
	to be issued upon	exercise price of	future issuance under
	exercise of	outstanding	equity compensation plans
	outstanding options,	options, warrants	(excluding securities
	warrants and rights	and rights	reflected in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders (1)	3,313,126 (3)	$8.2863 (3)	2,735,117 (4)
Equity compensation plans not approved by security holders (2)	139,350	$10.06536	—
Total	3,452,476	$8.3582	2,735,117

(1)	Consists of the 1988 Plan, 1991 Plan, 1994 Plan, 1998 Plan, 2003 Plan, Director Plan and ESPP.

(2)	Consists of the 1997 Plan which expired on September 22, 2002. A copy of the 1997 Plan was filed as Exhibit 10.1 to the Company’s report on Form 10-Q for the quarter ended September 27, 1997 filed with the Securities and Exchange Commission on November 7, 1997. A summary of the 1997 Plan is provided below.

(3)	Excludes purchase rights accruing under the ESPP.

(4)	Includes shares available for future issuance under the 1994 Plan, 1998 Plan, 2003 Plan and Director Plan. Does not include any shares under the 1988 Plan and 1991 Plan, as these plans expired on August 21, 1998 and August 18, 2001, respectively. Also includes shares available for future issuance under the ESPP. As of January 3, 2004, an aggregate of 893,506 shares of Common Stock were available for issuance pursuant to the ESPP. Under the ESPP, each eligible employee may purchase up to 750 shares of Common Stock each quarterly purchase period at a purchase price per share equal to 85% of the lower of the fair market value (as defined in the ESPP) of Common Stock on the first or last trading day of a purchase period. The first purchase date under the ESPP was December 21, 2002.

Description of 1997 Interim Stock Option Plan

      The 1997 Plan was adopted for the purpose of granting non-statutory options to any person that the Board believed had contributed, or who would contribute, to the success of the Company or its subsidiaries, including officers, employees, independent agents, consultants and attorneys. A total of 250,000 shares of Common Stock were reserved for issuance under the 1997 Plan. The Company’s ability to make additional option grants under the 1997 Plan terminated on September 22, 2002; however, the Plan continues to govern all options granted and outstanding under the 1997 Plan. The options granted and outstanding under the 1997 Plan are currently administered by the Compensation Committee.

      Pursuant to the terms of the plan, the price per share relating to each option granted under the 1997 Plan was to be established at the time of grant by the Board (or a committee thereof appointed to administer the plan); provided that the exercise price was not to be less than 100% of the fair market value per share of Common Stock on the date of grant. The 1997 Plan allows that payment upon the exercise of options may be made by one or any combination of the following: (i) by cash, which may be paid by check or other instrument acceptable to the Company; (ii) by payment in share of Common Stock which are already owned by the optionee, valued at the fair market value thereof on the date of exercise; or (iii) by delivery to the Company by the optionee of an executed exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the shares sold or margined and deliver the sale or margin loan proceeds directly to the Company to pay for the exercise price.

      The maximum number of shares with respect to which options could be granted to any officer of director under the 1997 Plan was not to exceed the lesser of: (i) 1% of the number of outstanding shares of Common Stock on the date of grant, (ii) 1% of the total voting power of the Company’s outstanding voting securities on the date of grant, or (iii) 25,000 shares. The 1997 Plan provides for adjustment of any outstanding options to prevent dilution or enlargement of rights, including adjustments in the event of changes in the outstanding Common Stock by reason of stock dividends, split-ups, recapitalizations, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations, liquidations and the like.

      The vesting of options granted under the 1997 Plan was to be determined by the Board. The 1997 Plan also grants the Board discretion to make options immediately exercisable upon: (i) the first purchase of shares of Common Stock pursuant to a tender offer (other than an offer by the Company) for the Common Stock of the Company; (ii) the approval of the Company’s stockholders of an agreement for a merger or consolidation, or a sale, exchange or other disposition of all or substantially all of the Company’s assets; (iii) with respect to an employee, on his or her 65th birthday, or (iv) with respect to an employee, on his or her involuntary termination from employment. Except as otherwise provided by the Board, options granted under the 1997 Plan may only be transferred by will or by the laws of descent and distribution. The 1997 Plan also provides that any option granted thereunder may include a provision to the effect that the optionee may, at any time at which the fair market value of the option is in excess of the exercise price, request that the Company purchase from the optionee all or any portion of the shares as shall then be exercisable under the option at a price equal to the difference between the exercise price of such shares and the fair market value thereof on the date of repurchase; provided, however, that the Company shall have no obligation to make any purchase pursuant to such a request.

      If an employee ceases to be employed by the Company (other than for cause or by death or disability), no further installments of the options granted to such employee under the 1997 Plan shall become exercisable, and such options shall, to the extent exercisable on the date of termination, remain exercisable for a period of 30 days following the date of termination. If an employee is terminated for cause or voluntarily leaves the employee of the Company without the Company’s consent, options granted to such employee under the 1997 Plan shall automatically terminate and will no longer be exercisable. Upon termination of employment by reason of death, options granted to such employee under the 1997 Plan may be exercised, to the extent exercisable on the date of death, by a legatee or legatees of the employee under the employee’s last will, or by the employee’s personal representative or distributees, at any time within one year after the date of the employee’s death. In the event employment is terminated by reason of disability, options granted to such employee under the 1997 Plan shall, to the extent exercisable on the date of termination, remain exercisable for a period of 30 days following the date of termination. Notwithstanding any of the foregoing, no option granted under the 1997 Plan shall remain exercisable beyond the specified termination date of such option.

REPORT ON EXECUTIVE COMPENSATION

      As noted above, the Board has a Compensation Committee currently comprised of Messrs. Dreyer and Howard. The annual salary of the Company’s President and Chief Executive Officer and the Company’s Chief Financial Officer for the fiscal year ended January 3, 2004 was set pursuant to their respective employment agreements which were approved by the Board of Directors in 2002. With the exception of Ms. Bourque, compensation decisions for the executive officers of the Company for the fiscal year ended January 3, 2004 were determined by the Board, subject to the terms of the employment agreements between the Company and Messrs. Marino and Moosa discussed above. In 2003 there was no formal compensation policy for the

Company’s executive officers and compensation determinations for the executive officers are not based on specific criteria.

      Since July 2003, the 1991 Plan, 1994 Plan, 1997 Plan, 1998 Plan, 2003 Plan and ESPP have been administered by the Compensation Committee. From June 2002 until July 2003, the 1991 Plan, 1994 Plan, 1997 Plan, 1998 Plan and ESPP were administered by the Stock Plan Committee, which was comprised of Dr. Howard and Mr. Evans, formerly a Director of the Company. Prior to June 2002, the Company’s stock option plans were administered by various stock option committees and the ESPP was administered by the ESPP Committee. The Compensation Committee continues to administer the outstanding options granted under the 1991 Plan, which expired on August 18, 2001, and the 1997 Plan, which expired on September 22, 2002. See also “Board of Directors’ Meetings and Committees.”

      Total compensation for executive officers consists of a combination of salaries and stock option or other stock-based awards. The base salary of Edward J. Marino, the Company’s President and Chief Executive Officer, and Moosa E. Moosa, the Company’s Chief Financial Officer, were fixed pursuant to the terms of their respective employment agreements with the Company. Base salary of the other executive officer is based on the Company’s financial performance and the executive’s individual performance and level of responsibility. Bonus compensation, if any, to executive officers is based generally upon the Company’s financial performance and the availability of resources as well as the executive officer’s individual performance and level of responsibility. Stock awards under the Company’s stock option plans are intended to attract, motivate and retain senior management personnel by affording them an opportunity to receive additional compensation based upon the performance of the Company’s Common Stock.

      During the fiscal year ended January 3, 2004, the following options were granted to the Company’s executive officers and to Messrs. Bouchard, Ventola and Degon:

	Number of
	Securities
	Underlying		Term of	Exercise
Officer	Options	Grant Date	Option	Price	Vesting Schedule

Moosa E. Moosa	60,000	12/31/03	Ten Year	$7.21	25% per year beginning the first anniversary date of the grant date
Diane L. Bourque	5,100	2/20/03	Ten Year	5.05	100% on the first anniversary date of the grant date
Stephen G. Degon	6,600	2/20/03	Ten Year	5.05	100% on the first anniversary date of the grant date
Peter A. Bouchard	4,600	2/20/03	Ten Year	5.05	100% on the first anniversary date of the grant date
David P. Ventola	5,300	2/20/03	Ten Year	5.05	100% on the first anniversary date of the grant date

      In general, under Section 162(m) of the Code, the Company cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to certain executive officers. This deduction limitation does not apply, however, to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. Currently, the

Compensation Committee has structured its compensation policies without regard to the deduction limitations imposed by Section 162(m) of the Code.

Submitted by the:	Board of Directors	Compensation Committee (for fiscal 2003)
	Richard A. Williams	John W. Dreyer, Chair
	Edward J. Marino	Dr. Lawrence Howard
	John W. Dreyer	Daniel S. Ebenstein (for fiscal 2003 through June 2003 only)
Daniel S. Ebenstein
Dr. Lawrence Howard
Michael D. Moffitt
Steven N. Rappaport
Donald C. Waite, III

STOCK PERFORMANCE GRAPH

      The Stock Performance Graph set forth below compares the cumulative total return on the Company’s Common Stock from January 2, 1999 through January 3, 2004, with the cumulative total return for the Nasdaq Stock Market Index and the SIC Code Printing Trades Machinery and Equipment Index. The comparison assumes that $100 was invested on January 2, 1999 in the Company’s Common Stock, the Nasdaq Stock Market Index and the stock of the SIC Code Printing Trades Machinery and Equipment Index and assumes the reinvestment of all dividends, if any.

COMPARISON OF CUMULATIVE TOTAL RETURN AMONG PRESSTEK, INC.,

NASDAQ MARKET INDEX AND SIC CODE INDEX

	Jan. 2, 1999	Jan. 1, 2000	Dec. 31, 2000	Dec. 29, 2001	Dec. 28, 2002	Jan. 3, 2004

Presstek Inc.	$100.00	$203.67	$154.13	$139.45	$74.11	$107.01
SIC Code Index	$100.00	$107.66	$61.49	$53.45	$28.37	$45.78
Nasdaq Market Index	$100.00	$176.37	$110.86	$88.37	$61.64	$92.68

VOTING SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock as of the Record Date (unless otherwise indicated) by (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, (ii) each of the Named Executives, (iii) Messrs. Bouchard, Ventola and Degon, (iv) each of the Company’s current directors or director nominees, and any persons that served as directors of the Company during the fiscal year ended January 3, 2004, and (v) all current executive officers and directors as a group. Except as otherwise set forth below, the business address of each individual is that of the Company.

			Percentage of
	Shares		Shares
	Beneficially		Beneficially
Name and Address of Beneficial Owner	Owned(1)(2)		Owned(1)

Dr. Lawrence Howard(3)	2,238,328		6.511%
c/o Hudson Ventures L.P.
120 East End Avenue
New York, NY 10028

Peter Kellogg(4)	4,882,031		14.202%
c/o Spear Leeds & Kellogg
120 Broadway
New York, NY 10271
Richard A. Williams	758,800	(5)	2.207%
Edward J. Marino	411,480	(6)	*
Moosa E. Moosa	99,018	(7)	*
Diane L. Bourque	54,700	(8)	*
Stephen G. Degon	41,903	(9)	*
Peter A. Bouchard	25,212	(10)	*
David P. Ventola	31,750	(11)	*
John W. Dreyer	87,500	(12)	*
Daniel S. Ebenstein	43,000	(13)	*
Michael D. Moffitt	75,000	(14)	*
Steven N. Rappaport	—		*
Donald C. Waite, III	52,500	(15)	*
John B. Evans	46,000	(16)	*
Barbara A. Pellow	25,000	(17)	*
All current executive officers and directors as a group (10 persons)	3,820,326	(18)	11.114%

*	Less than 1%.

(1)	Applicable percentage of ownership as of the Record Date is based upon 34,375,034 shares of Common Stock outstanding as of the Record Date. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “Commission”), and includes voting and investment power with respect to shares. Common Stock subject to options currently exercisable or exercisable within 60 days of the Record Date are referred to as “presently exercisable stock options.” Presently exercisable stock options are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

(2)	Except as otherwise set forth herein, the Company believes that all persons referred to in the table have sole voting and investment power with respect to all shares of Common Stock reflected as beneficially owned by them.

(3)	As of December 31, 2003 and based on a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2004. Includes 35,000 shares owned by Dr. Howard’s wife, and 375 shares owned by Dr. Howard’s wife as custodian for Dr. Howard’s children. Dr. Howard has shared voting and investment power over such shares. Dr. Howard has a 23.076% interest in a limited liability company that is the record owner of 110,503 shares of the Company’s common stock, and Dr. Howard’s daughter has the remaining 76.924% interest in such limited liability company. Dr. Howard and Dr. Howard’s wife are Managing Members of this limited liability company and have shared power to vote or direct the vote of and to dispose or direct the disposal of such shares. Dr. Howard is also the owner of 20% of the Member Interests of another limited liability company that is the record owner of 182,195 shares of Common Stock. Dr. Howard’s daughter and son own the other 80% of the Member Interests of the limited liability company. Dr. Howard and Dr. Howard’s wife are the Managing Members of the limited liability company. Dr. Howard may be deemed to exert shared voting and investment power over such securities. Dr. Howard has sole power to vote or direct the vote of, dispose of or direct the disposal of 1,900,255 shares.

(4)	As of January 7, 2004 and based on a Schedule 13G and a Form 4 filed with the Securities and Exchange Commission on February 4, 2004 and February 12, 2004, respectively. Mr. Kellogg has sole power to vote or direct the vote of, dispose of or direct the disposal of 4,830,831 of such shares and has shared power to vote or direct the vote of, and to dispose of or direct the disposal of 51,200 of such shares.

(5)	Includes 255,000 shares of Common Stock issuable pursuant to presently exercisable stock options and 400,300 shares held of record by the Richard A. Williams Revocable Trust, of which Mr. Williams is the sole trustee. Also includes 103,500 shares held of record by the Yvonne M. Williams Revocable Trust, of which Mr. Williams’ wife is the sole trustee. Mr. Williams has shared power to vote or direct the vote of, and to dispose of or direct the disposal of the 103,500 shares held in trust by his wife. Does not include shares owned by Mr. Williams’ children with respect to which Mr. Williams disclaims any beneficial interest.

(6)	Includes options to purchase 395,000 shares of Common Stock issuable pursuant to presently exercisable stock options.

(7)	Includes options to purchase 63,750 shares of Common Stock issuable pursuant to presently exercisable stock options.

(8)	Includes options to purchase 52,800 shares of Common Stock issuable pursuant to presently exercisable stock options.

(9)	Includes options to purchase 40,500 shares of Common Stock issuable pursuant to presently exercisable stock options.

(10)	Includes options to purchase 23,300 shares of Common Stock issuable pursuant to presently exercisable stock options.

(11)	Represents options to purchase Common Stock issuable pursuant to presently exercisable stock options.

(12)	Represents options to purchase Common Stock issuable pursuant to presently exercisable stock options.

(13)	Includes options to purchase 40,000 shares of Common Stock issuable pursuant to presently exercisable stock options. Also includes 3,000 shares held of record by Mr. Ebenstein’s child with respect to which Mr. Ebenstein disclaims any beneficial interest.

(14)	Includes options to purchase 70,000 shares of Common Stock issuable pursuant to presently exercisable stock options.

(15)	Includes options to purchase 27,500 shares of Common Stock issuable pursuant to presently exercisable stock options.

(16)	Includes options to purchase 45,000 shares of Common Stock issuable pursuant to presently exercisable stock options. Also, includes 1,000 shares held of record by Mr. Evan’s daughter. Mr. Evans deceased on March 26, 2004.

(17)	Represents options to purchase Common Stock issuable pursuant to presently exercisable stock options.

(18)	Includes options to purchase 1,019,050 shares of Common Stock issuable pursuant to presently exercisable stock options.

AUDIT COMMITTEE REPORT

      The Audit Committee was comprised of Dr. Howard as Chair and Messrs. Waite and Evans as members until February 19, 2004 when the Board appointed Mr. Rappaport to the Committee. The composition of the Audit Committee continued to be of these four individuals until Mr. Evan’s death on March 26, 2004. None of the members of the Audit Committee is an officer or employee of the Company, and each is an “independent director” of the Company (as defined in Rule 4200(a)(15) of the listing standards of The Nasdaq Stock Market, Inc. as currently in effect). The Audit Committee operates under a written charter adopted by the Board, a copy of which is attached to this proxy statement as Appendix A. Specifically, the Audit Committee, among other things, (i) reviews and discusses with management and the independent auditors the adequacy and effectiveness of the accounting and financial controls of the Company, (ii) selects and evaluates the performance of the Company’s independent auditors, (iii) reviews and discusses with management and the independent auditors the results of the year-end audit of the Company, and (iv) reviews and discusses with management and the independent auditors the accounting policies of the Company and the Company’s compliance with legal and regulatory requirements.

      The Audit Committee has reviewed the audited balance sheets of the Company as of January 3, 2004 and December 28, 2002 and the related statements of operations, stockholders’ equity and cash flows for the fiscal years ended January 3, 2004, December 28, 2002 and December 29, 2001, and the related notes thereto, and has discussed them with both management and BDO Seidman, LLP, the Company’s independent auditors. The Audit Committee has also discussed with BDO Seidman, LLP the matters required to be discussed by the Statement on Auditing Standards No. 61 (SAS 61 — Communications with Audit Committees), as currently in effect. The Audit Committee has received the written disclosures and the letter from BDO Seidman, LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and has discussed with BDO Seidman, LLP that firm’s independence.

      Based on its review of the audited financial statements and the aforementioned discussions, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2004.

      As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. That is the responsibility of the Company’s independent auditors and management. In giving our recommendation to the Board of Directors, the Audit Committee has relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and (ii) the report of the Company’s independent auditors with respect to such financial statements.

Submitted by the:

Audit Committee (for fiscal 2003)

Dr. Lawrence Howard, Chair
Donald C. Waite, III

RATIFICATION OF SELECTION OF AUDITORS

      BDO Seidman, LLP has audited and reported upon the financial statements of the Company for the fiscal year ended January 3, 2004. BDO Seidman, LLP has served as the Company’s auditors since 1996. THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THIS SELECTION.

      A representative of BDO Seidman, LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. The ratification of this selection is not required under the laws of the State of Delaware, the Company’s state of incorporation, but the results of this vote will be considered by the Board in selecting auditors for future fiscal years.

      Set forth below are the fees paid by the Company to BDO Seideman, LLP for the fiscal periods indicated.

      Audit Fees. The aggregate fees billed for professional services rendered by BDO Seidman, LLP for the fiscal years ended January 3, 2004, and December 28, 2002, for (a) the audit of Presstek’s annual financial statements for each such fiscal year, and (b) the review of the financial statements included in Presstek’s Forms 10-Q for each such fiscal year, amounted to $349,654 and $353,296, respectively.

      Audit-Related Fees. The aggregate fees billed for audit-related services that are not reported as Audit Fees for the fiscal years ended January 3, 2004 and December 28, 2002 amounted to $0 and $0, respectively.

      Tax Fees. There were no fees billed to the Company for tax-related services rendered by BDO Seidman, LLP for the fiscal years ended January 3, 2004 and December 28, 2002.

      All Other Fees. There were no other fees billed to the Company by BDO Seidman, LLP, other than those discussed above, for the fiscal years ended January 3, 2004 and December 28, 2002.

      The Audit Committee of the Board of Directors has determined that the provision of the services related to All Other Fees as set out above is compatible with maintaining BDO Seidman, LLP’s independence.

      The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

STOCKHOLDER PROPOSALS FOR ANNUAL MEETING TO BE HELD IN 2005

      Stockholders who wish to present proposals appropriate for consideration at the Company’s Annual Meeting of Stockholders to be held in the year 2005 must (i) submit the proposal in proper form to the Company not later than January 4, 2005 and (ii) must satisfy the conditions established by the Securities and Exchange Commission and the Company’s Certificate of Incorporation and Bylaws for stockholder proposals in order for the proposition to be considered for inclusion in the Company’s proxy statement and form of proxy relating to such annual meeting. Any such proposals, as well as any questions related thereto, should be directed to the Secretary of the Company.

      After the January 4, 2005 deadline, a stockholder may present a proposal at the Company’s 2005 Annual Meeting if it is submitted to the Company’s Secretary at the address set forth below no later than April 25, 2005. If timely submitted, the stockholder may present the proposal at the 2005 Annual Meeting but the Company is not obligated to present the matter in its proxy statement.

      Any such stockholder proposal should be submitted to Presstek, Inc., 55 Executive Drive, Hudson, New Hampshire, 03051, Attention: Secretary.

OTHER MATTERS

      The Board does not intend to bring any matters before the Meeting other than those specifically set forth in the Notice of Annual Meeting and it knows of no matters to be properly brought before the meeting by others. If any other matters properly come before the Meeting, it is the intention of the persons named in the accompanying proxies to vote such proxies in accordance with the judgment of the Board.

      The Company’s Annual Report to Stockholders, containing audited consolidated financial statements for the fiscal year ended January 3, 2004, is being mailed contemporaneously with this proxy statement and form of proxy to all stockholders entitled to notice of, and to vote at, the Annual Meeting.

      Copies of the Company’s Annual Report on Form 10-K will be provided, without charge, upon written request to Presstek, Inc., 55 Executive Drive, Hudson, New Hampshire, 03051, Attention: Jane Miller.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities (collectively, the “Reporting Persons”), to file reports of ownership and changes in ownership with the Securities Exchange Commission. Such Reporting Persons are required by SEC regulation to furnish the Company with copies of all Section 16 forms they file. Based on its review of the copies of such filings received by it and based upon written representations from the Reporting Persons, the Company believes that during the fiscal year ended January 3, 2004, all of its officers, directors and greater-than-ten-percent stockholders complied with all Section 16(a) filing requirements except for the one late filing of a Form 4 by Mr. Moosa E. Moosa and a Form 3 by Mr. David Ventola. As of the date of this Proxy Statement, all such reports have been filed.

INCORPORATION BY REFERENCE

      To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the Proxy Statement entitled “Report on Executive Compensation,” “Audit Committee Report” and “Stock Performance Graph” and the disclosures concerning the “independence” of the members of its Board of Directors shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

EXPENSES AND SOLICITATION

      All costs of soliciting proxies will be borne by the Company. The Company may request its officers and regular employees to solicit stockholders in person, by mail, e-mail, telephone, telegraph and through the use of other forms of electronic communication. In addition, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have Common Stock registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by the Company’s officers and regular employees may also be made of some stockholders in person or by mail, e-mail, telephone, telegraph or through the use of other forms of electronic communication following the original solicitation. The Company may retain a proxy solicitation firm to assist in the solicitation of proxies. The Company will bear all reasonable solicitation fees and expenses if such proxy solicitation firm is retained.

Appendix A

CHARTER FOR THE AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS OF

PRESSTEK, INC.

Statement of Policy

      The Audit Committee is the key overseer of the Company’s financial reporting and internal controls. It serves as the primary interface with the Company’s external auditors. The key to successful performance of its functions is independence from Company management combined with a thorough understanding of the Company’s business and material financial reporting issues.

      The principal function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities to the Company’s stockholders and the investment community relating to corporate accounting the reporting practices of the Company and the quality and integrity of the Company’s financial reports. The Committee shall provide support for management’s efforts to enhance the quality of the Company’s system of internal controls and shall work to provide an open avenue of communication among the Company’s independent auditors, management and the Board of Directors.

Composition, Qualification and Term

      The Committee shall be comprised of three or more independent directors who are independent of the management of the Company and are free of any relationship that, in the opinion of the Board of Directors, may interfere with the exercise of independent judgment as a Committee member. No director shall serve as a member of the Committee if the director would not constitute an “independent director” as defined in any regulation applicable to the Company adopted by a regulatory agency governing the securities exchange or other medium where the Company’s securities are traded. Employees of the Company or its subsidiaries, members or their immediate families, persons who receive more than $60,000 in remuneration from the Company during any fiscal year, other than fees for serving on the Board of Directors or any committee of the Board, may not serve as members of the Audit Committee.

      The Committee members shall be appointed for one-year terms at the annual meeting of the Board of Directors or until their successors have been duly appointed and qualified. The chairperson shall be designated by the Board of Directors.

      Each Committee member shall be able to read and understand fundamental financial statements, including balance sheets, income statements and cash flow statements or become able to do so within a reasonable period of time after his or her initial appointment to the Committee. In addition, at least one member shall have prior employment experience in finance or accounting, professional certification in accounting or other comparable experience or background which results in the member’s financial sophistication and ability to deal with material financial reporting issues as they arise. Such experience may include, without limitation, the member having been a chief executive officer, chief financial officer or other senior officer of an organization who had financial oversight responsibilities.

Audit Committee Meetings

      The Committee shall meet at least five times per year or more frequently as circumstances require. Meetings shall occur at the following times among others: Prior to commencement of the annual audit and prior to completion of the annual audit. In addition, the Committee will meet or participate in a quarterly conference call to discuss interim financial information and reporting. The Committee shall meet pursuant to a written agenda, shall report to the full Board of Directors and shall prepare minutes of its proceedings.

      The Company’s independent auditors shall attend one or more of the Committee’s meetings each year. The Committee may request members of management or others to attend meetings and provide pertinent information as necessary. The Committee shall provide management and the independent auditors with appropriate opportunities to meet privately with the Committee. After any meeting where members of the

Company’s management have attended, there shall also be an executive session of the Committee held without management present. Included among the items to be discussed and addressed are the independent auditors’ evaluation of the Company’s financial and accounting personnel and the cooperation that the independent auditors received during and in connection with the audit of the Company’s financial statements, as well as the auditors’ judgments with regard to the quality of the Company’s accounting principles, including the clarity of the Company’s financial statement disclosures.

      The independent auditors are accountable to the Board of Directors and the Committee as representatives of the stockholders. The Board of Directors and the Committee have the ultimate authority and responsibility to select, evaluate and where appropriate, replace the independent auditors.

Direct Access to Advisors and Internal Information

      At all times, the Committee shall have direct access to the Company’s financial and legal advisors, including the Company’s outside counsel and independent auditors. In fulfilling its functions, the Committee shall have the right to hire counsel, public accountants, and other advisors, although such retention would normally occur only when special circumstances arise. The Committee shall likewise have direct and unrestricted access to all relevant internal Company information.

Duties and Responsibilities

      In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the Board of Directors and the stockholders that the corporate accounting and reporting practices of the Company comply with all applicable accounting rules and regulations. The following list of Committee responsibilities is illustrative only. The Committee shall discharge responsibilities in addition to those enumerated below as it deems prudent in light of the state of the Company’s financial reporting and other affairs.

      The duties and responsibilities of the Committee shall include the following:

1. Obtain from the Company’s independent auditors a formal written statement delineating all relationships between the auditors and the Company consistent with Independence Standards Board Standard 1 and any other applicable professional independence standards, actively engage in a dialogue with the auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors, including any non-audit services provided to the Company by the auditors, and take or recommend that the Board of Directors take appropriate action to oversee the independence of the auditors.

2. Evaluate the performance of the independent auditors and make recommendations to the Board of Directors as to the selection of the firm of independent auditors to examine the books and accounts of the Company and its subsidiaries for each fiscal year (or the nomination of the firm of independent auditors to be proposed for stockholder approval in any proxy statement).

3. Meet with the independent auditors and with management to discuss the proposed arrangement for the independent auditors for each fiscal year, including their risk assessment process in establishing the scope of the examination, their proposed fees and the reports to be rendered.

4. Review and discuss with the independent auditors and with management the results of the year end audit of the Company, including (a) the audit report, including particularly any qualifications thereto, the published financial statements, the management representation letter, any auditor response letter or memorandum prepared by and submitted to the Company or the Committee by the independent auditors, management’s responses thereto and any other pertinent reports; (b) whether the external auditors have had any disagreement with management regarding financial reporting, including whether the external auditors have had the full cooperation of management in connection with the audit; and (c) other matters required to be communicated to the Committee under generally accepted auditing standards, as amended, by the independent auditors.

5. Review and discuss with management and the independent auditors the adequacy and effectiveness of the accounting and financial controls of the Company and elicit and report to the Board of Directors recommendations for improvement of the Company’s internal control procedures. Particular attention should be paid to areas where new or more detailed controls or procedures are desirable, or where adherence to existing procedures should be improved.

6. Review and discuss with management and the independent auditors the results of reviews of the financial information to be included in the quarterly reports of the Company and any required communications prior to their filing with the Securities and Exchange Commission.

7. Review with management and the independent auditors such accounting policies (and changes therein) of the Company, including any financial reporting issues which could have a material impact on the Company’s financial statements, as are deemed appropriate for review by the Committee prior to any interim or year-end filings with the Securities and Exchange Commission or other regulators.

8. Investigate any matter brought to the attention of the Committee and retain independent counsel, accountants or others to assist it in connection therewith if in the Committee’s judgment such action is appropriate, and communicate with Company legal counsel when appropriate to review legal and regulatory matters, if any, that may have a material impact on the financial statements.

9. Make at least an annual self-assessment of the Committee, including a review of the charter and updating it as appropriate.

10. Provide a report to be included in the Company’s proxy statement to help inform stockholders of the Committee’s oversight with respect to financial reporting, and containing such information as may be required by applicable law or regulation.

11. Undertake such additional activities within the scope of its primary function as may be required by law or regulation.

Scope of Duties

      The Committee is responsible for the duties set forth in this charter but is not responsible for either the preparation of the financial statements or the auditing of the financial statements. Management has the responsibility for preparing the financial statements and implementing internal controls and the independent auditors have the responsibility for auditing the financial statements and monitoring the effectiveness of the internal controls. The review of the financial statements by the Committee is not an audit which is only performed by the independent auditors. In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible in order to best react to a changing environment.

Effective Date

      This Charter shall become effective upon adoption by the Company’s Audit Committee of the Board of Directors and ratification by the Company’s Board of Directors provided, however, that the provisions in this Charter governing the composition and qualifications of the members of the Audit Committee shall first become effective on January 1, 2001.

VOTE BY TELEPHONE OR INTERNET QUICK ééé EASY ééé IMMEDIATE

PRESSTEK, INC.

Voting by telephone or Internet is quick, easy and immediate. As a Presstek, Inc. shareholder, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 8:00 p.m., Eastern Time, on June 7, 2004.

To Vote Your Proxy by Internet
www.continentalstock.com
Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

To Vote Your Proxy by Phone
1 (800) 293-8533
Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE CARD BELOW IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.

To Vote Your Proxy by Mail
Mark, sign and date your proxy card below, detach it and return it in the postage-paid envelope provided.

Ú FOLD AND DETACH HERE AND READ THE REVERSE SIDE Ú

PROXY

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Please mark your votes like this	☒

	FOR	WITHHOLD AUTHORITY
1. ELECTION OF DIRECTORS: (To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list below)	☐	☐

Edward J. Marino	John W. Dreyer	Daniel S. Ebenstein
Dr. Lawrence Howard	Michael D. Moffitt	Steven N. Rappaport
Donald C. Waite, III

		FOR	AGAINST	ABSTAIN
2.	PROPOSAL TO RATIFY THE SELECTION OF BDO SEIDMAN, LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JANUARY 1, 2005.	☐	☐	☐

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Date

NOTE: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Ú FOLD AND DETACH HERE AND READ THE REVERSE SIDE Ú

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PRESSTEK, INC.

     The undersigned appoints Moosa E. Moosa and Diane L. Bourque, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Presstek, Inc. held of record by the undersigned at the close of business on April 19, 2004 at the 2004 Annual Meeting of Shareholders of Presstek, Inc. to be held on June 8, 2004 or at any adjournment thereof.

(Continued, and to be marked, dated and signed, on the other side)